EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Investor and Analyst Contact:	Media Contact:
Michelle Clemente	Gary Hanson
(602) 286-1533	(602) 286-1777

Jeffrey S. Beyersdorfer
(602) 286-1530

WESTERN REFINING LOGISTICS, LP
ANNOUNCES QUARTERLY CASH DISTRIBUTION

EL PASO, Texas - April 25, 2016 -The Board of Directors of the general partner of Western Refining Logistics, LP (NYSE: WNRL) declared a quarterly cash distribution for the first quarter 2016 of $0.4025 per unit, or $1.61 per unit on an annualized basis. This distribution represents a 15.8% increase compared to the first quarter 2015 and is the ninth consecutive increase in the quarterly distribution for WNRL unitholders. The 2016 first quarter distribution will be paid on May 27, 2016, to all unitholders of record at the close of market on May 13, 2016.

About Western Refining Logistics, LP
Western Refining Logistics, LP is principally a fee-based, growth-oriented master limited partnership formed by Western Refining, Inc. (NYSE:WNR) to own, operate, develop and acquire terminals, storage tanks, pipelines and other logistics assets related to the terminalling, transportation and storage of crude oil and refined products. Headquartered in El Paso, Texas, Western Refining Logistics, LP’s assets include approximately 685 miles of pipelines, approximately 8.2 million barrels of active storage capacity, distribution of wholesale petroleum products and crude oil trucking.

More information about Western Refining Logistics is available at www.wnrl.com.

This release is intended to serve as qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100%) of Western Refining Logistics' distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, Western Refining Logistics' distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.